Exhibit 99.1  Transcript

Introduce: Howard Ullman-Chairman

[Forward Looking Statement Disclaimer]

Thank you Jane and good afternoon shareholders, analysts, and interested investors. Welcome to our year-end webcast and current development update of CHDT Corp. We have gathered many investor questions emailed over the past few weeks and will also field live questions sent during the conference call after a brief commentary on CHDT Corp.

2007 was a transition year for our company as we closed non-performing subsidiaries, changed our name and symbol, and installed a seasoned group of consumer products professionals with proven track records of building businesses and launching new product lines into major retailers. Our sole operating Subsidiary, Capstone Industries nearly doubled revenues in 2007 and showed a profit of approximately $450,000 dollars. Capstone’s revenues of 2.8 million were an 88% increase versus 2006 and we expect Capstone to generate substantially higher revenue numbers with the recent launch of our Simply Comfort® line and STP® tools and automotive accessories.

We reported a loss of approximately $1.2 million dollars. The bulk of this loss, about a million dollars worth was due to a one time write off of notes from Complete Power Solutions and stock warrant grants to our management. CPS has defaulted on two loans totaling $427,000 and CHDT Corp recently won a summary judgment for over $500,000 against the company and its owner and is aggressively pursuing a cure. In the meantime we have written off the receivable resulting in a one-time write off.  The company also expensed about $500,000 in options granted to the new management team. I am confident that with the new product launches in 2008, and the balance sheet improvements of decreasing our debt, the company should be on track to becoming profitable soon.

So in looking at our 2007 financials it is important to clearly understand the impact of our investment in management and the results they delivered in a transition, and at the same time a business building year. In a moment I will discuss those accomplishments in detail, but first I want to discuss the financial impact our management had on our company last year.  We are showing a loss of 1.2 million dollars and if you combine the one time write off of CPS and a few other old items the loss would have been around $500,000 dollars, which is the amount we expensed this year for the options for our management. So this means the $650,000 in management salaries, the hundreds of thousands of dollars in molds for STP® products, nearly a hundred thousand dollars on artwork and packaging for STP® products, tens of thousands of dollars on overseas freight bills for samples, Substantial marketing costs such as Exhibitions like the AAPEX show and the upcoming International hardware show as well as our NASCAR sponsorship all have been covered by the revenues from Capstone’s 2007 lighting revenues. And this year we have STP®, Simply Comfort, and our Personal Pocket safe and we require no further management buildup. We invested in a fully staffed management team before the revenues were in place and that team doubled revenues in 2007, which covered all of the above, mentioned costs.

So did we make a good investment in management? Absolutely! Take away the note write down and the warrants and we are at a breakeven during a development year. Now in 2008 we will see the company head towards profitability.

Let’s now look at some of the 2007 accomplishments.

In 2007 our lighting division almost doubled revenues due to new products, an increase in store counts with Wal-Mart and Target Stores, and increased space among retailers. For 2008 our lighting division is expected to continue on this rapid growth path as we introduce more new lighting products with lithium batteries and new technology charging systems.

In April of 2007 Capstone signed an exclusive agreement with the STP/Armor All Company for STP Power tools, tools and automotive accessories. 35 items were introduced at the AAPEX show in Las Vegas and orders began shipping in the fist Quarter of 2008. Currently the company is in talks or closing orders with various distributors, catalogue houses, online retailers, mass merchants and automotive retailers. The company has to date created 55 STP products and continues to develop new items with the brand. The company is an associate sponsor for car #81 in the NASCAR Nationwide series and the response at the track for our products has been very positive. STP® is a retro brand with tremendous customer loyalty to this day and we are proud to be associated with it.

At the AAPEX show in November Capstone also launched Simply Comfort® a line of  MP3 Stereo Speaker comfort products with unique designs that combine memory foam comfort with high quality stereo speakers to provide a peaceful and supported personal space experience. The company has begun shipping the products to catalogue houses and online retailers and looks to implement into retail outlets over the next few quarters.

All of these new, exciting products could not have been created nor launched without our new management team and it’s been a pleasure to see their professionalism day to day.

They assembled a national network of manufacturers reps, redesigning and launching 3 company websites, developing new relationships with major Chinese manufacturers, designing and developing an entire line of power tools and automotive accessories, developing the related marketing materials, developing a Customer Service and Warranty Support for our tools program and getting our products in front of the Major Retailers in the U.S. Quite an accomplishment in one year.

Let’s now focus on some of the 2007 financial details and then field investor questions:

The Company had a net loss from continuing operations of  $1,213,658. For the year ended December 31, 2006 the Company had a net loss from operations of $228,545 and income from discontinued operations of $149,424. That is a net loss increase of $1,134,537 over 2006 results.

Total Revenues- For the year ended December 31, 2007 and 2006 the Company had total sales of approximately $2,826,000 and $1,500,000 respectively, for an increase of $1,326,000, which represents an 88% increase over 2006. All of the revenue was generated by CHDT’s subsidiary Capstone Industries, which through new innovative product releases expanded its book light programs with several major National Retailers. The 2007 revenues did not include any revenues from the new STP tools or Simply Comfort product lines.

Cost of Sales- For the year ended December 31, 2007 and 2006 the Company had cost of sales of approximately $1,624,000 and 884,000, respectively. The $740,000 increase represents an 83% increase over 2006 and is a direct result of the increase in product Sales volume in 2007.

Gross Profit- For the year increased by approximately $543,200 or 82% over 2006. From $663,000 in 2006 up to $1,203,000 in 2007. Gross Profit as a percentage of sales remained steady at 42.6% in 2007 as compared to 42.8% in 2006. This increase is Gross profit is attributed directly to the increase in product sales volume.

Current assets doubled in 2007 to $1,965,000 with major increases in Accounts receivables and inventory while total liabilities dropped 25% to 1,800,000.

Total assets increased 25% to just under 4.2 million dollars with cash on hand of 258,000 and accounts receivables of 1,350,000 and inventory of 333,000  total liabilities were reduced from 2,364,925 in 2006 to 1,836,276 in 2007 mainly because of the forgiveness of loans by directors or myself who converted into stock.

Now I would like to turn to Questions and answers. If you would like to email a question now, you can do so on your dashboard and if we have time I will answer it and if not I’ll try and email you a response.

Jane

       1) Mr. Ullman – Will STP products be on retailer’s shelves for Fathers day?

Yes as a matter of fact they are on retail shelves today. As previously announced our  initial shipments to Meijer’s are on the shelves now and CSK, with 1,300 stores nationwide, will be on the shelves prior to Father’s Day. We will also soon announce catalogues and online retailers who will also have stock for Father’s day. We are waiting until goods are printed and or online before we announce whom the accounts are. I also again would like to stress that the larger the retailer the longer the decision and  implementation process becomes:

It is a timely process for a major retailer to arrive at their buying decision. Our primary focus is on the major retailers throughout North America. The buying and review calendars are set by each respective retailer and only they control the decision, times lines for our products as well as those of our competitors. I receive numerous communications questioning why our products are not on retailer’s shelves. Suffice it to say we are focused on having our lines reviewed wherever and whenever possible but it could take 6 to 9 months from the time we introduce an item to a retailer, have that item accepted, and then the item finds its way to the shelves. So that is why in the short term you will see more catalogue houses and online retailers coming on board with STP® products as they have fewer issues in regards to shelf space and they buy fewer items.

So be looking for future announcements for product availability on our websites.

2)	What do you expect revenues to be for 2008

Our business plan written in early 2007 called for 3 million in sales for 2007 and we were just shy of that number. For 2008 we are projecting minimum sales of 11,000,000 for Capstone, which would be almost a 300% increase. We will accomplish this growth through STP®  and Simply Comfort sales, and new exciting lighting products. At this revenue level we should be profitable.

3)
You explained clearly the two major reasons, warrants to management and the CPS notes written off which just about equals the loss for the year. Do you anticipate any further non-reoccurring expenses in 2008.

NO. Our management team has gone through great lengths this year to improve our balance sheet and remove all of our long term debt and bad debts. So we do not anticipate any unusual write-downs in 2008. The CPS write off was a difficult one but had to be done. I cannot comment on any details as  we are pursuing every remedy granted to us by law to collect what is due. This matter was an unforeseen disappointment, and with the collaborative effort we take today at the board level, I feel confident we will never find ourselves in a predicament like that again. We will however have a recurring warrant expense for the next four years.

4)	How has the company been financing inventory up to this point and when does the company anticipate closing on a credit facility.

For the past few years we have funded the business through director loans, and private placements. We are in the final stages of closing on a conventional lending  facility for Capstone and I hope to announce this in the next few weeks. Rest assured that management and our directors will continue to support the companies needs until which time the proper credit facilities are in place, through insider funding or PPM’s.

5)	Can you elaborate more on the closing of Overseas Building Supply and the
Launching of Black Box Innovations.

As mentioned in a release yesterday, we have taken a Dormant Subsidiary,  Overseas Building Supply, OBS, And have changed its name and business to focus on Consumer products driven by  technology. The building industry is in a recession and OBS was not the model we want to focus on. I am not a technologist but I can tell you that our new CEO, Stewart Wallach and his team have developed an extraordinary product opportunity for BBI. You may have recently seen a PR or on a search engine introducing the Personal Pocket Safe(PPS). Details about the new products and management team  will be forthcoming, but this is really exciting information that diversifies us further.

6)	Do you anticipate a change in the capital structure. I.e. a reverse split?

We are sensitive to the interests of our shareholders and providing the best return possible. However a decision of this magnitude requires extensive evaluation and more importantly should only occur when our management team has had an opportunity to execute their existing business plan. Frankly only so much can be done at once and our team is putting forth tremendous effort for the long-term future of our product lines and subsidiaries. Once we have reached profitability, we can revisit our capital structure needs.

7)	Are you still looking to grow through acquisitions?

Yes. We are currently exploring one opportunity in 2008 but I’m not in a position to elaborate on this nor do we consider this as any part of our revenue growth projections.

8)	Why don’t you mention retailer names in many of your releases?

Well I’m glad to be asked this question because I get it often. Management does not feel it is appropriate to release information that might possibly provide competitive insight to our market. As suppliers to all major retailers across several channels we consider confidence a very important matter. When orders are written and retail programs are in place, then we feel comfortable in sharing that information. For your information our client list includes, but is not limited to, Barnes & Nobles, CSK, Meijer’s, Target Stores, and Wal-Mart. We have assembled a very talented and professional team of people that are serious about delivering shareholder value. Our financials will speak for themselves in the near future.

9)	Will you be selling green products in the near future?

Yes. We see a great trend towards green products and plan to start manufacturing products in recycled packaging. We have green power sources incorporated in some of our STP® products so we have begun making green products and will pursue additional green products.

Howard we are almost out of time so this is your last question

Are you happy with the progress of the STP rollout.

I’m happy and Frustrated. I’m frustrated because we have such a fantastic line of products, I would like to see it on all retailers’ shelves right now, but that is not reality.  But what is real is the fact that in less than a year.  We acquired a license of a tremendous brand in STP®, were able to design 55 products and counting, and have products on both regional and national retailers shelves. All in less than a year. It is commendable but we still have a lot of  work ahead.  Retailers are responding positively I Look forward to keeping you abreast of these developments.

In conclusion I would like to express my appreciation to the CHDT Corp team lead by Stewart Wallach And our Capstone Employees headed up by President Reid Goldstein who have Worked tirelessly the past year to grow our company as quickly yet efficiently as possible and have created unique quality products that I’m proud to be associated with. I expect great things this year and look forward to delivering our accomplishments to you, our valued shareholders.

Until then this is Chairman, Howard Ullman wishing you a good day!